                                                                       EXHIBIT 7

                               January 19, 1994


Host Marriott
10400 Fernwood Road
Bethesda, Maryland 20817


         Re:  Series A Cumulative Convertible Preferred Stock
              Registration Statement on Form S-1
              -----------------------------------------------

Gentlemen:

     You have requested our opinion under Delaware law with respect to the Series A Cumulative Convertible Preferred Stock ("the Preferred Stock") of Host Marriott Corporation, a Delaware corporation ("the Company"), in connection with the above referenced Registration Statement on Form S-1 under the Securities
Act of 1933 relating to the registration of the common stock of the Company
(the "Registration Statement").

     You have advised us that the Preferred Stock will have a liquidation preference of $50,000.00 per share plus an amount in cash equal to all accrued but unpaid dividends thereon to the date of distribution. Although the Preferred Stock is no par its stated capital is $50,000 per share. The specific questions posed are whether under Delaware law, exclusive of any restrictions

Host Marriott
January 17, 1994
Page 2


contained in the Certificate of Incorporation, imposed by the board of directors, or contained in any agreement or instrument by which the Company is bound, (i) there will exist any restriction upon the Company's surplus solely by reason of the excess of the Preferred Stock's liquidation preference over its stated capital, and (ii) any remedy will be available to holders of the Preferred Stock before or after payment of any dividend that would reduce surplus to an amount less than the excess of the liquidation preference over the stated capital of the Preferred Stock. In our opinion, the answer to each question is no.

     With respect to the excess of the Preferred Stock's liquidation preference over the stock's stated capital, the Delaware General Corporation Law ("DGCL") does not require a sinking fund, reserve or other restriction on surplus where the liquidation value of preferred stock exceeds its stated capital, and we have found no decision of the Delaware courts imposing such a restriction. This conclusion finds support in the provisions of Section 170 of the Delaware statute which regulates the payment of dividends. Section 170(a) of the DGCL provides that a corporation may declare and pay dividends either (1) "out of its surplus" (as elsewhere defined in the statute), or (2) if there is no surplus, "out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year." 8 Del.C. (S)170(a).

Host Marriott
January 17, 1994
Page 3


     With respect to the latter, Section 170 provides that when there is a capital deficit, and capital has been depleted to an amount less than the aggregate amount of capital represented by outstanding stock of all classes having a preference upon a distribution of assets, no dividend on any outstanding shares may be legally paid out of such net profits until the deficiency in the amount of capital represented by the stock having a liquidation preference shall have been restored. Id. Thus, the only statutory
                                                  --
restriction upon payment of dividends arises when the capital of the corporation has been depleted to an amount less than the aggregate stated capital of the outstanding stock having a liquidation preference.

     With respect to the former, surplus is defined in Section 154 of the DGCL as follows:

     The excess, if any, at any given time, of the net assets of the corporation over the amount so determined to be capital shall be surplus. Net assets means the amount by which total assets exceed total liabilities. Capital and surplus are not liabilities for this purpose.

8 Del.C. (S)154

     This formula for determining surplus available for dividends does not explicitly require or recognize any restriction for a liquidation preference in excess of stated capital. Thus it appears that the mere existence of a spread between aggregate

Host Marriott
January 17, 1994
Page 4


stated capital and total liquidation preference does not limit or restrict the use of surplus for the payment of dividends.

     The question remains, however, whether the value of a liquidation preference should be treated as a liability in calculating net assets for purposes of Section 154. While our courts have not ruled upon this precise question, the decision of the Delaware Supreme Court in Rothschild Int'l Corp.
                                                        ----------------------
v. Liggett Group Inc., Del. Supr., 474 A.2d 133 (1984) lends further support to
- ---------------------
our conclusion that such a contention would not prevail. In that decision, preferred stockholders of a merged corporation asserted that the merger amounted to a liquidation of the company, triggering their liquidation preference. Rejecting this claim, the Court observed that "[o]nly upon a liquidation of its assets would Liggett's preferred shareholders' charter rights to payment of par value 'spring into being'."Id. at 136. Similarly, in Dart v. Kohlberg, Kravis,
                           --                        -------------------------
Roberts & Co., Del.Ch., C.A. No. 7366, Hartnett, V.C. (May 6, 1985), the court
- -------------
rejected a claim asserted by preferred stockholders that a leveraged buy-out merger of the corporation constituted a redemption entitling them to be paid either the redemption price or liquidation price provided in the certificate of incorporation. Other Delaware decisions have held that a preferred stockholder is not a creditor of the corporation with respect to accumulated but unpaid dividends. See Federal
           --- -------

Host Marriottt
January 17, 1994
Page 5



United Corp. v. Havender, Del.Supr., 11 A.2d 331, 339 (1940); Treves v. Menzies,
- ------------------------                                      -----------------
Del,Ch., 142 A.2d 520, 523 (1958).

     Finally, two decisions in the United States District Court for Delaware, applying Delaware law, indicate that a liquidation preference does not constitute a matured liability until liquidation actually occurs (or, possibly, when it becomes reasonably foreseeable). In Goldman v. Postal Telegraph. Inc.,
                                           ----------------------------------
52 F.Supp. 763 (D.Del. 1943), plaintiff attacked a plan which included amendment of the defendant corporation's certificate of incorporation to eliminate the right of a class of preferred stockholders to receive a $60 per share liquidation preference. Plaintiff contended that the elimination of the preference was an unconstitutional interference with his "fixed", "vested" or "contractual" rights. In ruling that plaintiff's constitutional rights were not violated, the court stated it had little doubt the Delaware courts
      . . . would have held the plaintiff's right to $60 on liquidation did not enjoy the qualities of a matured debt, but is indistinguishable from any other "preference" which is subject to alteration.
52 F.Supp. at 769.
     In Bailey v. Tubize Rayon Corp., 56F.Supp. 415 (D.Del. 1944), plaintiff
    ----------------------------
contended that an amendment that would have eliminated a class of preferred stock, and with it its liquidation

Host Marriott
January 17, 1994
Page 6


preference, was invalid.  The court rejected this argument, stating

      . . . the preferential right of the Class A stockholdes
      [sic] to receive $100 in liquidation gives them no present
                                           ---------------------
      interest in any portion of the defendant's assets.  That
      -------------------------------------------------
      right would arise only upon the liquidation of the defendant and, since defendant is engaged in a profitable going business, it is impossible to foresee ultimate liquidation values of the company.

56 F.Supp. at 423 (emphasis added).

      These authorities indicate that until liquidation occurs (or, possibly, becomes reasonably foreseeable), a liquidation preference is not a matured debt and does not represent a present or vested interest in a corporation's assets./1/ This would strongly suggest that such a preference is not a liability that must be taken into account under Section 154 of the DGCL in computing surplus available for dividends in a going concern.

      It could also be argued that the liquidation preference should be reflected when determining capital under the formula set forth in Section 154. It is clear under the terms of that section, however, that stated capital in the case of shares having no par value consists only of the aggregate stated capital of such

- ---------------
/1/ Whether the foreseeability as opposed to the occurrence of liquidation would convert the liquidation preference of the preferred to a "matured debt" need not be and is not addressed here, since we have assumed that liquidation of the Company is not now reasonably foreseeable.

Host Marriott
January 17, 1994
Page 7

shares unless the board otherwise expressly provides for a higher capital account. The liquidation preference therefore plays no part in this computation under the terms of the statute.

     We therefore conclude that the difference between the stated capital and the higher liquidation preference of the Preferred Stock does not result in any restriction on the Company's surplus. Dividends which would reduce surplus to a level within the spread between the aggregated stated capital and the liquidation preference of the Preferred Stock would be permissible under Delaware law. Consequently, in our view there are no remedies under Delaware law available to holders of the Preferred Stock either before or after payment of a dividend having that effect.

     The opinions expressed herein are limited to the laws, rules, regulations and judicial practices of the State of Delaware currently in effect. We express no opinion on the laws, rules, regulations or judicial practices of the federal government (including securities laws) or of any other jurisdiction.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to any reference to our opinion therein.

                                       POTTER ANDERSON & CORROON


                                       By /s/ MICHAEL D. GOLDMAN
                                         -----------------------
                                            Michael D. Goldman